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                                                                     EXHIBIT 3.2

                               FORM OF AMENDMENT
                            TO AMENDED AND RESTATED
                 CERTIFICATE OF INCORPORATION OF UBIQUITEL INC.

    RESOLVED, that the first sentence of Section (1) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

1. The total number of shares of stock which the Corporation is authorized to issue is 250,000,000 shares of stock consisting of (a) 240,000,000 shares of Common Stock, par value $.0005 each, and (b) 10,000,000 shares of Preferred Stock, par value $.001 each.